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Transcript of Conference Call held by Bottomline Technologies (de), Inc. on March 3, 2008

PRESENTATION

Operator

Thank you. Ladies and gentlemen, thank you for standing by, and welcome to the Bottomline Technologies conference call. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session. Instructions will be given at that time. As a reminder, this conference is being recorded.

Statements made today may include forward-looking information subject to risks, uncertainties and other factors that could materially affect actual results. For further information, please see Bottomline’s report, filed with the SEC pursuant to the Securities Exchange Act of 1934, which are available at the SEC’s website, www.sec.gov.

During their remarks, Bottomline will refer to certain non-GAAP results. These non-GAAP metrics exclude amortization of intangible assets and stock compensation expense. Throughout this call, when they refer to non-GAAP, it has that meaning.

I would now like to turn the conference over to our host, President and CEO, Mr. Rob Eberle. Please go ahead, sir.

Rob Eberle —Bottomline Technologies—President, CEO

Good morning, everyone, and thank you for joining our call. We are all very excited about today’s announcement to acquire Optio Software. We have found them to be a worthy competitor and are thrilled to welcome them to Bottomline. In fact, we see this as a significant step forward for our joint customers and employees and for both Bottomline and Optio’s shareholders, as well.

This is an acquisition of a direct competitor in a growing area of our business. It follows our successful acquisition of FormScape. Optio is a particularly good addition for Bottomline for several reasons. The offerings are a direct fit with Bottomline’s products. We are adding significant recurring revenue streams, a large customer base, a significant presence in healthcare, and, with the elimination of public company and other duplicative costs, it will create an accretive and significantly profitable transaction.

From a cultural and strategic focus standpoint, we share a common goal of providing the technology to allow organizations to improve the performance of business-critical functions by accelerating the transition from paper to electronic-based processes. Optio’s challenge historically has been one of scale. It is difficult to compete effectively as a sub-$50 million public company.

We see the opportunity to accelerate growth and significantly increase profitability. When you combine the two companies, the result will be an efficient, comprehensive go-to-market effort and more compelling product offerings for customers.

I’d like to take this opportunity to welcome all Optio customers to Bottomline. We are committed as an organization to providing the best customer experience possible, and we look forward to working with and supporting you. Together with the Optio team, we will support all current product platforms and, through the combined investment of energy of the two organizations, provide even more compelling solutions over time.

I would also like to welcome Optio’s employees to Bottomline. We know this group has extensive domain knowledge and experience, and we look forward to going to market with a stronger, larger presence.

There are several important strategic benefits I am confident we will achieve through the acquisition of Optio. First, it will extend and solidify our leadership position in the document automation space. As organizations automate and improve the efficiencies to their key business-critical document-intensive processes — payments, invoices and the related day-to-day transactional documents — Bottomline offers the most comprehensive and feature-rich product set to address these challenges.

By combining with Optio, a current competitor, we will extend that leadership position. The second benefit is the large customer base of over 5,000 organizations, which represents an attractive and significant ongoing maintenance revenue stream, as well as a large addressable market for future expanded platforms. Again, we will support all of Optio’s current customers on their existing technology and, over time, offer new best-of-breed capabilities for additional upgrade and benefit.

The third attribute of particular interest is the domain expertise and strength in the healthcare vertical. The Optio product set is optimized for the needs of healthcare providers and Optio has a strong concentration in this important vertical, with a customer base that includes over 700 leading healthcare organizations and hospitals.

This is a critical market for us to add domain knowledge and technology. We expect to leverage Optio’s strong presence in healthcare to expand our position in that important vertical and drive future growth.

Fourth is an existing competitor, and as I already mentioned, we know we will gain a talented group of people. When you compete with a company regularly, you get to know their strengths and, over time, respect them. That is certainly the case with the Optio team, and, again, I am delighted to welcome them to Bottomline. Another key asset is the comprehensive product set.

The company has made a major investment in technology to allow in particular tighter integrations and advanced workflow capability. We believe we can harness this capability to drive growth, growth from direct sales to new customers and growth in the form of upgrade revenues from the Bottomline customer base.

Finally, and importantly from a financial standpoint, based on our prior acquisitions, we’ve been able to identify significant synergies, which will produce an accretive and ongoing positive financial contribution to Bottomline. There are accounting conventions that impact that in the near term, but on a straight business and cash basis, this deal will be immediately accretive.

The integration approach we are taking is based on a successful integration experience we have had with prior acquisitions, most recently with FormScape. In that process, we quickly and effectively bring together the two organizations within the Bottomline business. There will be significant synergies produced from this transaction. The first is R&D capacity.

We will drive synergy by combining our development efforts. Today, development resources in the two organizations work on many similar products. By combining our development pool, we are going to enable more innovation across a wider range of priorities.

This increased capability will enable enhanced products, leading to greater value for customers, competitive advantage and growth for Bottomline. The second synergy is revenue growth, as the combined company will have a larger market presence and provide significant cross-sell opportunities. As I mentioned, we’re particularly interested in accelerating our penetration of healthcare with our payment and invoice solutions. We see growth opportunities in leveraging the Optio technology for future upgrade sales to our base, as well.

The third area of synergies is public company costs. As a small public company, Optio is saddled with public company expenses that are disproportionate to its size and impact both its profit performance and its ability to invest in sales, marketing and customer-driven initiatives.

The fourth synergy centers on operating efficiencies. Synergies will be created through the elimination of redundant operating expenses. There is significant overlap in our management and administrative functions, and by ensuring we have the right people in each role and the right number of people in each function, significant operating efficiencies are achieved. It is important for shareholders and customers to understand that we have a high level of confidence in these synergies, based in particular on our results with the FormScape integration.

So, again, in Optio, we have a business that is complementary to Bottomline as recurring revenue, a large customer base and a strong presence in healthcare and bring significant synergistic benefits to both customers and shareholders.

I’d like to now comment on the transaction specifically. We’ve agreed to purchase Optio for $1.85 per share, which equates to approximately $45 million. The Company currently has $10 million of cash, so the net price is about $35 million. This is a very good value for Bottomline in light of the significant benefits and synergies I’ve outlined.

We recognize that the premium to Friday’s close of 48% is on the higher end of the range, but when you look at the low volume and small level of analysts and shareholder following Optio has as a small, over-the-counter public company, the premium becomes less meaningful, if meaningful at all.

This was a competitive process and the metrics we applied in assessing the valuation we could support were trailing revenue multiple, which amounts to 1.3, an attractive valuation from our perspective, and pro forma EBITDA, which when the clearly identified synergies are executed on, will also be attractive.

So, in closing, again, I welcome the Optio customers and employees to Bottomline and I am excited to announce this transaction, one which I am confident will bring significant benefit to customers, employees and shareholders of both organizations. I will now turn the call over to Kevin Donovan, who will provide more detail on Optio, comment on the deal terms and timing, and then we’ll open up for any questions that anyone might have.

Kevin Donovan —Bottomline Technologies—CFO

Thank you, Rob. We are very excited about the positive long-term financial impact that this transaction will have on our business. I will focus my comments on the financial elements of the deal. The transaction will be accretive to fiscal ‘09 earnings and is expected to close during the June quarter.

The acquisition is an all-cash transaction at $1.85 per share, which yields an aggregate purchase price of $44.9 million. Optio has approximately $10 million of cash on the balance sheet and minimal debt, resulting in an enterprise value for the transaction of approximately $35 million. From a multiple perspective, the deal values Optio at an attractive enterprise value to revenue multiple of 1.3.

To provide some background, Optio provides software solutions that automate the creation, distribution, and exchange of transactional business documents and health records. They have more than 5,500 customers around the globe, including 700 hospitals and healthcare providers.

Optio is headquartered in Alpharetta, Georgia, and has 153 worldwide employees. Annual revenues for the company are approximately $27 million, with 83% in the U.S. and the remainder in Europe. Recurring revenues represent 60% of revenue.

The transaction is expected to add approximately $20 million in revenue to Bottomline’s fiscal ‘09, which is after the elimination of certain unprofitable product offerings and activities and the significant deferred software maintenance haircut resulting from the acquisition.

I will take a moment and expand on the software maintenance haircut issue, which from a practical standpoint is an accounting convention that disallows as much as half of the maintenance revenue at the time of acquisition. More specifically, the purchase accounting rules require us to write down the value of the deferred software maintenance that is on the Optio balance sheet at the time of acquisition.

In some instances, more than half of the deferred software maintenance balance is written off in an acquisition, and therefore maintenance revenue post acquisition is significantly below historical levels. The full value of the customer maintenance revenue stream is only restored when the maintenance contracts are renewed.

As a result, the acquired software maintenance revenue is impacted over several quarters and it’s not until a full year post acquisition that the historical levels of software maintenance revenue are achieved. The first quarter post acquisition is impacted the largest. The revenue contribution to Bottomline in fiscal 2010 and beyond will be higher as a result of the maintenance haircut which impacts fiscal ‘09.

Taking into consideration the maintenance haircut, we are providing the following revenue guidance. In the June quarter, we see $2.5 million to $3 million of incremental revenue, based on a transaction closed in early May. In fiscal ‘09, we expect between $4.5 million and $5 million of incremental revenue in the first quarter and project that to increase to a quarterly revenue range of $5 million to $5.5 million by the end of the fiscal year.

Turning to earnings, the transaction will be $0.01 accretive in fiscal ‘09. While the transaction is accretive on a full-year basis, the first two quarters post-acquisition will be dilutive as a result of the maintenance haircut, with $0.05 dilution in the fourth quarter of ‘08 and $0.03 dilution in the first quarter of ‘09.

The transaction would be immediately accretive, if not for the maintenance haircut. We believe this transaction is attractive because of our potential to drive significant synergies as we fully integrate the operations of Optio into Bottomline. We are very confident in our ability to drive the level of synergies needed to make this transaction accretive.

As we look forward to fiscal 2010 and beyond, this transaction will be accretive to earnings of at least $0.10 to $0.12 per year. After the transaction closes, we will continue to have a strong balance sheet, with in excess of $30 million in cash and zero debt.

We believe this is an attractive deal from a financial and shareholder perspective. The transaction will add over $20 million of revenue in fiscal ‘09 and greater levels beyond, drive synergies, which will create meaningful EBITDA expansion and be accretive on a revenue and earnings basis in fiscal ‘09, with long-term projected accretion of $0.10 to $0.12 per year. We will now open up the call for any questions.

QUESTION AND ANSWER

Operator

Thank you Mr. Eberle, Mr. Donovan. (OPERATOR INSTRUCTIONS). And the first question comes from the line of Richard Davis, Needham & Company. Please go ahead.

Richard Davis —Needham & Co.—Analyst

Hey, thanks. So when you look at the Optio numbers, you kind of talked about it, they have a good reputation, because I think they’ve been kind of reworking and upgrading a lot of their software, but their revenues haven’t grown. So I just wondered if you could kind of flesh out a little bit more about how you can do some cross-selling and things like that. You kind of touched on it, obviously, and it’s implicit in your numbers, but if you could flesh out a little bit more about the cross-selling opportunities that you see there.

Rob Eberle —Bottomline Technologies—President, CEO

Well, that’s exactly right. They’ve been making a big investment in a future product set that is going to have a number of benefits for Bottomline. First off is the synergy around R&D capacity. We’ll not only be able to accelerate our product roadmap by combining the two product sets, but we’ll also be able to decrease future development expense.

The areas that we’ll be able to sell that are a couple. One, it provides upgrade opportunities for our existing customer set today. Second, between the two organizations, we’re going to have a larger sales and marketing presence. It’s an organization at Optio that’s made a significant investment in technology, is saddled with public company expenses, and as a result hasn’t really had the go-to-market effort that’s required.

We believe that with the combination of the two companies, as I mentioned, the second synergy is a larger market presence and provides significantly enhanced go-to-market capability. Another specific area where we’ll see cross-sell is in healthcare. They have a tremendous product set that’s tailored to healthcare providers and hospitals, and that will allow us not only to better penetrate that vertical with document automation products, but also across all of our product set at Bottomline.

We have a significant number of healthcare customers and payments and on invoices, but we don’t have the domain expertise that Optio represents today. So another cross-sell opportunity is enhancing our presence and accelerating our growth in healthcare. So a mix of things, R&D capacity, larger market presence, the healthcare capability, are some of the more significant areas that we see growth being driven in the business, a growth that, frankly, Optio wasn’t able to get at, just given their size and, again, the challenges of being a sub-$50 million public company.

Richard Davis —Needham & Co.—Analyst

Got it. Hey, then on the healthcare side, because we’ve been doing some work in that area. So what would you be doing there? What has Optio been doing? Is it more in the bill payment side, or where would it show up at the hospital? Where would you see that? Prescriptions, or anything like that, or what?

Rob Eberle —Bottomline Technologies—President, CEO

Yes and no. A couple of different things they do. One is their product set is tailored for the healthcare vertical. So from a document automation standpoint, they built in documents specific to healthcare organizations. They built in that capability. They also on the team have the domain knowledge, so people that understand the customers, customer business.

The second product set that comes along is actually a capability around electronic health record, and that’s a legislative requirement that healthcare organizations will ultimately have to provide the capability go electronically provide patient records. Optio has a product set that addresses that and does so on a subscription basis.

So there’s a mix of different technologies and domain experience that come with the strength in the healthcare vertical.

Richard Davis —Needham & Co.—Analyst

Got it. Okay, thanks. I’ll turn it over to some other folks.

Operator

Thank you. The next question, it comes from the line of Brett Huff, Stephens, Incorporated. Please go ahead.

Brett Huff —Stephens, Inc.—Analyst

Good morning.

Rob Eberle —Bottomline Technologies—President, CEO

Good morning.

Kevin Donovan —Bottomline Technologies—CFO

Good morning.

Brett Huff —Stephens, Inc.—Analyst

Congratulations on the deal.

Rob Eberle —Bottomline Technologies—President, CEO

Thank you.

Brett Huff —Stephens, Inc.—Analyst

A quick question on the recurring revenue. It sounds like the recurring revenue that you’re talking about is primarily software maintenance driven, and I know that you’ve been transitioning to a more recurring revenue, as in pay-by-month or pay-by-quarter type model. How does that fit into this particular Optio deal?

Kevin Donovan —Bottomline Technologies—CFO

Yes, you are correct. The largest component of the recurring revenue is software maintenance. They do have subscription and transaction revenue that they do sell for. And then we would look to implement and move some of their business to begin to pay on a quarterly basis for some of their software license business.

Brett Huff —Stephens, Inc.—Analyst

And is that part of the reason that it’ll be dilutive upfront. Will there be kind of a lull as you move some of that one-time license revenue, spread it out over time, or is that not that impactful?

Kevin Donovan —Bottomline Technologies—CFO

There’s a small amount of impact there. The largest impact in the first couple of quarters is the software maintenance haircut.

Brett Huff —Stephens, Inc.—Analyst

Okay, and then in terms of the — who is the other competitor, or are there competitors out there or was this the big one in terms of who you saw in document imaging most of the time?

Rob Eberle —Bottomline Technologies—President, CEO

This was our most significant competitor, particularly in the United States, where we drive the majority of our revenues. So this was the largest competitor. I wouldn’t suggest that there aren’t other competitive alternatives, but I think what we’ve put together is the number one and number two in the space that we play. So we see it as particularly attractive. And the synergies I mentioned, development synergies and market presence, we think will absolutely materialize.

Brett Huff —Stephens, Inc.—Analyst

Okay, and the last question, and just doing a little bit of research on this before the call, it seems like the last quarter had a down revenue quarter for them. Was there a particular reason for that?

Rob Eberle —Bottomline Technologies—President, CEO

Yes, I would tell you that it’s tough to be a sub-$50 million company. Revenue growth requires an investment in market presence, trade shows, industry analysts, sales coverage and technology. It’s hard to do that at the scale Optio was and have the public company expenses that they’re saddled with. So what we see is an opportunity in combining these to have a larger presence than we have today and absolutely drive growth.

So the key components behind the growth are there — the domain knowledge and talents of the people, the market, the customer set and the technology. The challenge is putting all those together at the scale and size that Optio represented and competing, frankly, with Bottomline. A component of Optio’s challenge had been to have a larger competitor, Bottomline, which does have a bigger go-to-market presence, does have many of the things that I mentioned, so putting the two together we think we’ll accelerate growth not only of Optio but of Bottomline as a whole as well.

Brett Huff —Stephens, Inc.—Analyst

Great, one last question. With the remainder of your cash, how are you feeling about deployment of that cash or sort of what are your thoughts for the rest of it?

Rob Eberle —Bottomline Technologies—President, CEO

No change there. We continue, we still have an open stock repurchase program, so we look at the appropriate times to buy back our stock at these kind of levels. Second, we’ll continue to look at acquisitions, as well, going forward. So we feel very comfortable with the level of cash. We’re generating a significant amount of cash on a quarterly basis in the business so we’d expect to see that cash balance increasing as results go forward.

Brett Huff —Stephens, Inc.—Analyst

Great, congrats again. Thanks for taking my questions.

Operator

Thank you. The next question, it comes from the line of John Kraft, D.A. Davidson & Company. Please go ahead.

John Kraft —D.A. Davidson & Co.—Analyst

Hi, Rob. Hi, Kevin. Congratulations on this deal.

Rob Eberle —Bottomline Technologies—President, CEO

Thank you.

Kevin Donovan —Bottomline Technologies—CFO

Thank you.

John Kraft —D.A. Davidson & Co.—Analyst

I just wanted to follow-up, my first question, on a previous question about cross-selling. And primarily the talk with Optio is about document automation and so on. And you didn’t mention billing at all. Is there any thought that you might be able to develop some sort of a billing network, given all the success you’ve had with the legal exchange?

Rob Eberle —Bottomline Technologies—President, CEO

Yes, there absolutely is, and we’ve looked at using that technology, because what you have is you have a large customer base that’s generating and sending an invoice through a system that we control, through a system that we could take an electronic feed from and create a standardized network, if you will.

That wasn’t in our remarks today, because my experience is, if we say that in our remarks, next quarter or on our next earnings, the question will be how big is that and how’s the revenue. But it absolutely is one of the strategic assets that we’re acquiring, over 5,000 customers, many of whom are generating a fact and invoice off of the system.

John Kraft —D.A. Davidson & Co.—Analyst

Got it. And then I guess the next question would be that presumably — and you mention that you’re acquiring some real expertise in the vertical. But you also mention that there were going to be some synergies and some operating cost reductions. Are you doing anything, or what are you doing to preserve the domain expertise? Any sort of management lockup agreements, anything like that?

Rob Eberle —Bottomline Technologies—President, CEO

Well, we’ll be going forward with the Optio team with the standard set of Bottomline packages. If you take a look at what we’ve done in the past of integrating businesses we’ve acquired, we do so with a couple of different things. First off, we are very clear right at the beginning about the roles and responsibilities. So it isn’t a lingering process. We make that a process right at the beginning.

Second, we offer full tenure and access to all of Bottomline’s benefit programs, which are typically, and in this case, offer additional benefits that aren’t available, including equity participation, for example, through our employee stock purchase program that aren’t available to employees at Optio today.

Finally, I think the biggest thing is we represent the opportunity to win. And it’ll sound simple on this call, but, frankly, in the time I’ve been able to spend with the Optio team, it’s a strong group, that they want to do is win in the marketplace. Again, when you’re competing as a sub-$50 million company, it’s tough. Being part of Bottomline allows that group to win. So there’s a mix of different things that we’ll put together that we think make this an attractive proposition for the team that’s driving the revenues, supporting the customers and will be a critical part of Bottomline going forward.

John Kraft —D.A. Davidson & Co.—Analyst

But no specific contracts.

Rob Eberle —Bottomline Technologies—President, CEO

We don’t do specific contracts. We blend in the organization. Specific contracts have a cliff to them, right? And that means that X period of time, you’re going to leave. We don’t prefer to do it that way. We think it’s a compelling proposition to stay, and I should comment that our experience has been very positive in that.

If you look at our senior management team, much of that team has been assembled, brought into Bottomline, through other acquisitions. So I think we’ve got a sensitivity around it and rather than creating a financial near-term stay-on type of economic proposition, it’s a truly join the company and be part of the company for the long term.

John Kraft —D.A. Davidson & Co.—Analyst

Okay, and then, Kevin, just to clarify the guidance, the EPS guidance you mentioned, this is excluding any impact from acquired intangibles, correct?

Kevin Donovan —Bottomline Technologies—CFO

It is.

John Kraft —D.A. Davidson & Co.—Analyst

Okay, thanks, guys.

Rob Eberle —Bottomline Technologies—President, CEO

Thank you.

Operator

Thank you. It shows our last question in queue, it comes from the line of Colin Gillis, Canaccord Adams. Please go ahead.

Colin Gillis —Canaccord Adams—Analyst

Hey, good morning, everyone.

Rob Eberle —Bottomline Technologies—President, CEO

Good morning, Colin.

Colin Gillis —Canaccord Adams—Analyst

Can you just talk about is there [going to be] a customer concentration and overlap between EPAY and Optio?

Rob Eberle —Bottomline Technologies—President, CEO

Well, the first I’d comment on is in the healthcare. We certainly have a number of hospitals and healthcare providers as customers. We don’t have the same vertical concentration. We don’t have the same product focus. We don’t have the same level of domain expertise.

So one of the things we’re pretty excited about is collecting that, if you will, collecting the healthcare organization’s knowledge of Bottomline and combining that with Optio’s to have a much stronger presence in healthcare. So that’s probably the biggest overlap that I would see in growth opportunity.

Colin Gillis —Canaccord Adams—Analyst

Okay, great. And do they have any major customers?

Rob Eberle —Bottomline Technologies—President, CEO

They have major customers, but the customers wouldn’t be of a significant revenue size on an individual basis, so there’s no 5% customer or 10% customer, if you will.

Colin Gillis —Canaccord Adams—Analyst

And then, Rob, what is the suite of document imaging products look like in a year or three years out?

Rob Eberle —Bottomline Technologies—President, CEO

Sure, what that allows — first off, what you’ll end up having in Bottomline as a result of this combination and the synergies around R&D investment, we’ll have a product set that will be able to address all the capabilities of the business-critical document processes, payments, invoices and all the related documents around that.

It’s probably difficult for most of the people on this call to imagine the day-to-day businesses, packing slips, requests for quotes, other bills [relating] and other documents that all are mission critical, or business-critical daily transactional documents and the ability to move those from paper to electronic, to archive those, to access them, to put them in different formats, to feed them into different systems, all represents an opportunity for increased efficiency and improved control for businesses.

That ties directly into payments and it ties directly into invoice. So the way Bottomline’s in this space is beginning in payments, moving into invoices. What we found around that is a whole bunch of other documents, and that’s exactly why we originally acquired Create|form, subsequently acquired FormScape and now with Optio are extending our leadership so in the space.

Colin Gillis —Canaccord Adams—Analyst

When I look at sort of the summary financials on Optio, it looks like it’s been flat to modestly declining since 2000 on the top line. Do you have expectations to drive growth out of this product?

Rob Eberle —Bottomline Technologies—President, CEO

Yes, absolutely, we’ll drive growth, and I think I’ve covered a couple of the reasons and the places we will. Let me comment specifically on the results. I’ll tell you first off, competing with Bottomline has been a difficult proposition. We’re a larger organization. We bring more scale to market, we’re able to attend more trade shows, we’re able to have a larger presence. We have a cross-sell, we have a customer base. We have all the advantages of scale.

Second, I think that from an investment standpoint, Optio has chosen to make a major investment in technology. Now, that’s attractive to Bottomline, because we’ll acquire and leverage that technology to drive growth. But, over the last couple of years, it’s been very difficult for Optio to both make that investment and, by the way, I should mention, pay all the public company costs and still maintain profitability.

So what you’ve seen is they’ve had a difficult time growing and balancing the investment in technology and other expenses. We think we can eliminate many of those expenses and then at a combined organization have a synergy of a much larger scale and significantly larger go-to-market presence.

Colin Gillis —Canaccord Adams—Analyst

Was there any material changes in their business in the December quarter that you’re aware of, or that you can comment on?

Rob Eberle —Bottomline Technologies—President, CEO

No, it’s been business as usual with the organization.

Colin Gillis —Canaccord Adams—Analyst

All right, great. Thank you.

Operator

And, at this time, gentlemen, there are no further questions in queue. Please continue.

Rob Eberle —Bottomline Technologies—President, CEO

Well, now we’ll wrap up the call. Again, I’m very excited about our announcement, delighted to welcome the Optio customers and employees to Bottomline and, again, see this as a significant step forward for both organizations. Thank you all for your time.

Operator

And, thank you. Ladies and gentlemen, this conference will be available for replay after March 4, 2008, 8 o’clock a.m. Central Standard Time through March 10, 2008, 11.59 p.m. You may access the AT&T Teleconference Replay System anytime by dealing 1-800-475-6701, entering the access code 914106. International participants may dial 320-365-3844.

Those numbers again are 1-800-475-6701 and 320-365-3844, access code 914106. That does conclude our conference for today. Thank you for your participation and for using AT&T Executive Teleconference. You may now disconnect.

Safe Harbor for Forward-Looking Statements

Statements in this filing regarding the proposed transaction between Bottomline and Optio Software, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, plans to integrate Optio Software with Bottomline and future opportunities for the combined company and any other statements about Bottomline or Optio Software managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the transaction, including the ability to obtain approval of the transaction by Optio Software’s shareholders; the ability of Bottomline to successfully integrate Optio Software’s technology, operations and employees; the ability to realize anticipated synergies and cost savings; and the other factors described in Bottomline’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and its most recent quarterly report filed with the SEC and in Optio Software’s Annual Report on Form 10-K for the fiscal year ended January 31, 2007 and its most recent quarterly report filed with the SEC. Bottomline and Optio Software disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this filing.

Important Additional Information Will Be Filed With The SEC

Optio Software plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about Bottomline, Optio Software, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Bottomline and Optio Software through the web site maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from Optio Software by contacting Caroline Bembry at (770) 576-3525.

Bottomline and Optio Software, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement. Information regarding Bottomline’s directors and executive officers is contained in Bottomline’s Form 10-K for the fiscal year ended June 30, 2007 and its proxy statement dated October 15, 2007. Information regarding Optio Software’s directors and executive officers is contained in Optio Software’s Form 10-K for the fiscal year ended January 31, 2007 and its proxy statement dated June 1, 2007, which are filed with the SEC. As of March 3, 2008, Optio Software’s directors and executive officers beneficially owned approximately 14.1 million shares, or 57%, of Optio Software’s common stock. In addition, since Optio Software’s June 1, 2007 proxy statement, executive officers of Optio Software entered into change of control agreements or amended existing change of control agreements and were awarded cash bonuses and executive officers and directors of Optio Software were awarded options to purchase a total of 230,000 shares of Optio Software common stock. A more complete description will be available in the Proxy Statement.